UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2007

(Date of earliest event reported)

Access Integrated Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51910	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 300, Morristown, New Jersey	07960
(Address of principal executive offices)	(Zip Code)

973-290-0080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement

Item 9.01. Financial Statements and Exhibits

Signatures

Exhibit Index

Item 1.01.	Entry into a Material Definitive Agreement

On September 28, 2007, Christie/AIX, Inc. (“C/AIX”), an indirectly wholly-owned subsidiary of Access Integrated Technologies, Inc. (the “Company”), entered into the third amendment (the “Third Amendment”) with respect to that certain definitive credit agreement (the “Credit Agreement”), dated as of August 1, 2006 (as amended, supplemented or otherwise modified prior to entry into the Third Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and the lenders party thereto, pursuant to which the parties agreed to (1) lower the interest reserve from 12 months to 9 months; (2) modify the definition of Total Equity Ratio to count as capital contributions (x) up to $23,300,000 of Permitted Subordinated Indebtedness and (y) up to $4,000,000 of previously paid and approved expenses that were incurred during the deployment of digital systems; (3) change the leverage ratio covenant; (4) add a new consolidated senior leverage ratio covenant; and (5) change the consolidated fixed charge coverage ratio covenant. The Company is not a guarantor of C/AIX’s obligations under the Credit Agreement.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

10.1

Third Amendment, dated September 28, 2007, with respect to that certain definitive credit agreement, dated as of August 1, 2006 (as amended, supplement or otherwise modified prior to entry into the Third Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of October 16, 2007

By:	/s/ Brian D. Pflug
Name:	Brian D. Pflug
Title:	Senior Vice President—Accounting and Finance

EXHIBIT INDEX

10.1

Third Amendment, dated September 28, 2007, with respect to that certain definitive credit agreement, dated as of August 1, 2006 (as amended, supplement or otherwise modified prior to entry into the Third Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and the lenders party thereto.

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